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                                                                    EXHIBIT 99


FOR IMMEDIATE RELEASE


  Contact:
         Alfred Brennan, COO
         Young Innovations, Inc.
         13705 Shoreline Court East
         Earth City, Mo 63045
         Phone:  314-344-0010


YOUNG INNOVATIONS, INC. CONSUMMATES ACQUISITION OF PANORAMIC CORPORATION

St. Louis, February 27, 1998 .... Young Innovations, Inc. (Nasdaq-YDNT) today announced that it has consummated its previously announced acquisition of the assets of Panoramic Corporation in Fort Wayne, Indiana. Young intends, through a wholly-owned subsidiary, to continue to operate Panoramic's business of designing, developing, manufacturing and marketing X-Ray equipment sold or leased to dental professionals in the United States, Europe and Japan. Young paid approximately $11 million in cash plus 62,500 shares of its common stock and assumed approximately $3.7 million in liabilities, including approximately $2.5 million of Panoramic's debt which was repaid at closing. The acquisition is expected to add approximately $10 million to Young's annual sales and be additive to earnings per share.

Young Innovations, Inc. is a leading designer, manufacturer and marketer of single-use supplies, autoclavable instruments, other preventive and infection control related products and diagnostic equipment used by dental professionals.

This press release contains forward-looking statements that involve risks and uncertainties.
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Future events and Young's actual results could differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, opportunities for acquisitions and Young Innovations' ability to effectively integrate acquired companies, the impact of managed care in dentistry, the impact of the consolidation of dental dealers, pricing practices of other professional dental products manufacturers, disruptions in Young's computer systems or telephone systems, possible increases in shipping rates or interruptions in shipping services, as well as other risks described in Young Innovations' Prospectus dated November 4, 1997. Subsequent written or oral statements attributable to Young Innovations or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this press release and those in Young Innovations reports previously filed with the SEC.




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